Exhibit 4.3

AMENDED AND RESTATED ESCROW AGREEMENT

THIS AMENDED AND RESTATED ESCROW AGREEMENT (this “Escrow Agreement”), dated as of October 5, 2015, is entered into by and among MVP REIT II, INC., a Maryland corporation (the “Company”), MVP American Securities, LLC, a Delaware limited liability company, as selling agent for the Company (the “Selling Agent”), and UMB Bank, N.A., as escrow agent (the “Escrow Agent”). This Escrow Agreement amends and restates in its entirety the Escrow Agreement dated September 22, 2015 entered into by and among the parties hereto.

WHEREAS, the Company is registering for sale to the public (the “Offering”) a maximum of $550,000,000 in shares of its common stock, $0.0001 par value per share (the “Shares”), and intends to raise funds from Subscribers (as defined below) for gross proceeds of not less than $2,000,000 (the “Minimum Amount”) from the sale the Shares;

WHEREAS, this Escrow Agreement shall be effective on the date on which the Securities and Exchange Commission declares effective the Company’s Registration Statement on Form S-11 (File No. 333-205893) relating to the Offering;

WHEREAS, the Selling Agent has been engaged by the Company to offer and sell the Shares on a “best-efforts” basis in the Offering;

WHEREAS, the Company and the Selling Agent desire to establish an escrow account (the “Escrow Account”) as further described herein and to deposit funds contributed by subscribers subscribing to purchase Shares (“Subscribers”) with the Escrow Agent in the Escrow Account, to be held for the benefit of the Subscribers and the Company until such time as subscriptions for the Minimum Amount (as defined below) have been deposited into escrow in accordance with the terms of this Escrow Agreement;

WHEREAS, the Escrow Agent has engaged DST Systems, Inc., a Delaware corporation (the “Transfer Agent”), to examine for “good order” subscriptions and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account. In so acting the Transfer Agent shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Selling Agent, not shall they have any interest other than that provided in this Agreement in assets in the Transfer Agent’s possession as the agent of the Escrow Agent;

WHEREAS, the Escrow Agent has agreed to receive and hold in escrow all funds received from Subscribers in payment for the Shares (“Subscriber Funds”) until the earlier of (i) in the case of subscriptions received from residents of Pennsylvania (“Pennsylvania Investors”), the aggregate amount of subscriptions for Shares received from all Subscribers, excluding persons affiliated with the Company, equal, in the aggregate, $25,000,000 (the “Pennsylvania Minimum Amount”); (ii) in the case of subscriptions received from all other Subscribers, such time as subscriptions for the Minimum Amount (including Shares purchased by the Company’s sponsor, its affiliates and the Company’s officers and directors) have been received and accepted by the Company; or (iii) the close of business on the date exactly one year from the date of the commencement of the Offering (the “Expiration Date”) (the Company shall provide written notice of such Expiration Date to the Escrow Agent), and to hold and distribute such Subscriber Funds in accordance with the terms and conditions herein set forth; and

WHEREAS, the Escrow Agent is willing to accept appointment as escrow agent upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Escrow of Subscriber Funds.

(a) On or before the commencement of the Offering, the Company shall establish the Escrow Account with the Escrow Agent, which shall be entitled “UMB Bank, N.A., as Escrow Agent for MVP REIT II.” During the term of this Escrow Agreement, all Subscriber Funds will be delivered to the Escrow Agent within one (1) business day following: (i) the receipt of the Subscriber Funds by the Selling Agent and (ii) such subscription being accepted by the Company. Upon receipt of good and collected Subscriber Funds by the Escrow Agent, all such Subscriber Funds shall be retained in the Escrow

Account by the Escrow Agent and invested as stated below. During the term of this Escrow Agreement, the Selling Agent shall cause all checks received in payment for the Shares to be made payable to the Escrow Agent, as escrow agent for the Company, and delivered to the Escrow Agent for deposit in the Escrow Account. Subscriber Funds also may be wired directly to the Escrow Account using wire instructions provided by the Escrow Agent.

(b) Escrow Agent shall have no duty to make any disbursement, investment or other use of Subscriber Funds until and unless it has good and collected funds. In the event that any checks deposited in the Escrow Account are returned or prove uncollectible after the funds represented thereby have been released by the Escrow Agent, then the Company shall promptly reimburse the Escrow Agent for any and all costs incurred for such, upon request, and the Escrow Agent shall deliver the returned checks to the Company. The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent reserves the right to deny, suspend or terminate participation by a Subscriber to the extent the Escrow Agent deems it advisable or necessary to comply with applicable laws.

2. Operation of the Escrow.

(a) Until such time as the Company has received gross subscription proceeds equal to the Minimum Amount and the Subscriber Funds are disbursed from the Escrow Account in accordance with Section 2(b) hereof, Subscribers will be instructed to make checks, drafts, wires, Automated Clearing House (ACH) or money orders (“Instruments of Payment”) for subscriptions payable to the order of “UMB Bank, N.A., as Escrow Agent for MVP REIT II, Inc.” Completed subscription agreements and Instruments of Payment for the purchase price shall be remitted to the address designated for the receipt of such agreements and Instruments of Payment. Any Instruments of Payment made payable to a party other than the Escrow Agent shall be returned to the Selling Agent who submitted such Instrument of Payment. When a Selling Agent’s internal supervisory procedures are conducted at the site at which the Instruments of Payment and the Subscription Materials (as defined below) are initially received by such Selling Agent, by the end of the next business day after receipt of any Instruments of Payment and Subscription Materials, such Selling Agent will send to the Escrow Agent such Instruments of Payment along with each Subscriber’s name, address, executed IRS Form W-9, number of Shares purchased and purchase price remitted and any other subscription documentation (the “Subscription Materials”). When the Selling Agent’s internal supervisory procedures are conducted at a different location (the “Final Review Office”), the Selling Agent shall transmit the Instruments of Payment and the Subscription Materials to the Final Review Office by the end of the next business day after receipt of any Instruments of Payment and Subscription Materials, and then the Final Review Office will, by the end of the next business day following its receipt of the Instruments of Payment and the Subscription Materials, forward the Instruments of Payment and the Subscription Materials to the Escrow Agent. To the extent that subscription agreements and payments are remitted by the Transfer Agent, the Company or the Selling Agent, the Transfer Agent, the Company or the Selling Agent, as applicable, will furnish to the Escrow Agent a list detailing information regarding such subscriptions as set forth in Exhibit A to this Escrow Agreement (the “List of Subscribers”). The Transfer Agent will promptly deliver all monies received in good order from subscribers (or from the Company or the Selling Agent transmitting monies and subscriptions from subscribers) for the payment of Shares to the Escrow Agent for deposit in the Escrow Account. Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with this Section 2. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company or any of its affiliates. If any of the Instruments of Payment are returned to the Escrow Agent for nonpayment prior to the satisfaction of the Minimum Amount, the Escrow Agent shall promptly notify the Transfer Agent and the Company in writing via mail, email or facsimile of such nonpayment, and the Escrow Agent is authorized to debit the Escrow Account, as applicable, in the amount of such returned payment as well as any interest earned on the amount of such payment and the Transfer Agent shall delete the appropriate account from the records maintained by the Transfer Agent. The Transfer Agent will maintain a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the number of Shares purchased by such subscriber, and (iii) the amount paid by such subscriber for such Shares. Prior to the termination of this Escrow Agreement, neither the Company nor the Selling Agent will be entitled to any funds received into the Escrow Account.

(b) If at any time on or prior to the Expiration Date, the subscription proceeds received by the Escrow Agent are equal to or greater than the Minimum Amount, the Escrow Agent (excluding proceeds received from Pennsylvania Investors) shall promptly notify the Company and the Selling Agent. After the Escrow Agent delivers such notice, the Company shall deliver to the Escrow Agent a written instruction from an officer of the Company stating that the Minimum Amount has been timely raised and authorizing the delivery of all subscription funds in the Escrow Account to the Company. Thereafter, the Escrow Agent shall (i) disburse to the Company, by check or wire transfer, the funds in the Escrow Account representing the principal amount of the gross subscription payments from Subscribers received by the Escrow Agent, and (ii) within 10 business days after the first business day of the succeeding month, disburse to such Subscribers any interest accrued thereon; provided, however, that the Escrow Agent shall not disburse those funds of a Subscriber whose subscription has been rejected or rescinded of which the Escrow Agent has been notified by the Company, or otherwise in accordance with the Company’s written request.

(c) After the satisfaction of the provisions of this Section 2 with respect to the disbursement of funds, in the event that the Company receives subscriptions made payable to the Escrow Agent, subscription proceeds may continue to be received in the Escrow Account, but to the extent that the process shall not be subject to escrow due to the Company reaching the Minimum Amount, the proceeds shall not be subject to this Escrow Agreement, and at the instruction of the Company to the Escrow Agent, shall be transferred from the Escrow Account or deposited into, as the case may be, a commercial deposit account in the name of the Company with the Escrow Agent (the “Deposit Account”) that has been previously established by the Company, unless otherwise directed by the Company. No provisions of this Escrow Agreement shall apply to the Deposit Account.

(d) If, as of the Expiration Date, the funds in the Escrow Account do not equal or exceed the Minimum Amount, the Escrow Agent shall promptly notify the Company. Within 10 days following the Company’s receipt of such notice, the Escrow Agent shall promptly return directly to each Subscriber (i) by check or wire transfer, the subscription funds deposited in the Escrow Account on behalf of such Subscriber (unless earlier disbursed in accordance with this Escrow Agreement), or (ii) the Instruments of Payment delivered to the Escrow Agent with respect to such Subscriber’s subscription if such Instrument of Payment has not been processed for collection prior to such time, in either case, together with any interest income thereon. Notwithstanding the above, in the event the Escrow Agent has not received an executed IRS Form W-9 at such time for each Subscriber, the Escrow Agent shall remit an amount to the Subscribers in accordance with the provisions hereof, withholding the applicable percentage for backup withholding required by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), from any interest income on subscription proceeds attributable to each Subscriber for whom the Escrow Agent does not possess an executed IRS Form W-9. However, the Escrow Agent shall not be required to remit any payments until the Escrow Agent has collected funds represented by such payments.

(e) Disbursement of Proceeds for Pennsylvania Investors. Notwithstanding the foregoing, proceeds from Pennsylvania Investors will not count towards meeting the Minimum Amount for purposes of Section 2. Proceeds received from Pennsylvania Investors will not be released from the Escrow Account until the Pennsylvania Minimum Amount is obtained. If the Pennsylvania Minimum Amount is obtained at any time prior to the Expiration Date, the Escrow Agent shall promptly notify the Company and, upon receiving acknowledgement of such notice and written instructions from the Company, the Escrow Agent shall disburse to the Company, by check or wire transfer, the funds in the Escrow Account representing proceeds from Pennsylvania Investors, except for amounts payable by the Company to the Escrow Agent pursuant to Exhibit C to this Agreement that remain outstanding. The Escrow Agent agrees that the Pennsylvania Minimum Amount in the Escrow Account shall not be released to the Company until and unless the Escrow Agent receives written instructions to release the funds from the Company.

If the Pennsylvania Minimum Amount has not been obtained prior to the Expiration Date, upon written instructions from the Company, the Escrow Agent shall, within 15 calendar days of receipt of such request, refund to each Pennsylvania Investor by check funds deposited in the Escrow Account, or shall return the instruments of payment delivered to Escrow Agent if such instruments have not been processed for collection prior to such time, directly to each Pennsylvania Investor at the address provided on the List of Subscribers. Included in the remittance shall be a proportionate share of the income earned in the account allocable to each Pennsylvania Investor’s investment in accordance with the terms and conditions specified herein, except that in the case of Pennsylvania Investors who have not provided an executed Form W-9 or substitute Form W-9, the Escrow Agent shall withhold the applicable percentage of the earnings attributable to those Pennsylvania Investors in accordance with IRS regulations. Notwithstanding the foregoing, the Escrow Agent shall not be required to remit any payments until funds represented by such payments have been collected by Escrow Agent.

If the Escrow Agent is not in receipt of evidence of subscriptions accepted on or before the close of business on such date that is 120 days after the date on which the Company accepts the first subscription from a Pennsylvania Investor (the “Initial Escrow Period”), and instruments of payment dated not later than that date, for the purchase of Shares providing for total purchase proceeds from all nonaffiliated sources that equal or exceed the Pennsylvania Minimum Amount, the Escrow Agent shall promptly notify the Company. Thereafter, the Company or its agents shall send to each Pennsylvania Investor by certified mail within ten (10) calendar days after the end of the Initial Escrow Period a notification substantially in the form of Exhibit D. If, pursuant to such notification, a Pennsylvania Investor requests the return of his or her Subscriber Funds within ten (10) calendar days after receipt of the notification (the “Request Period”), the Escrow Agent shall promptly refund directly to each Pennsylvania Investor the collected funds deposited in the Escrow Account on behalf of such Pennsylvania Investor or shall return the instruments of payment delivered, but not yet processed for collection prior to such time, to the address provided on the List of Subscribers, upon which the Escrow Agent shall be entitled to rely, together with interest income earned as determined in accordance with the terms and conditions specified herein. Notwithstanding the above, if the Escrow Agent has not received an executed Form W-9 or substitute Form W-9 for such Pennsylvania Investor, the Escrow Agent shall thereupon remit an amount to such Pennsylvania Investor in accordance with the provisions hereof, withholding the applicable percentage for backup withholding in accordance with IRS regulations, as then in effect, from any interest income earned on Subscriber Funds (determined in accordance with the terms and conditions specified herein) attributable to such Pennsylvania Investor. However, the Escrow Agent shall not be required to remit such payments until the Escrow Agent has collected funds represented by such payments.

The Subscriber Funds of Pennsylvania Investors who do not request the return of their Subscriber Funds within the Request Period shall remain in the Escrow Account for successive 120-day escrow periods (each a “Successive Escrow Period”), each commencing automatically upon the termination of the prior Successive Escrow Period, and the Company and Escrow Agent shall follow the notification and payment procedure set forth above with respect to the Initial Escrow Period for each Successive Escrow Period until the occurrence of the earliest of (i) the Expiration Date, (ii) the receipt and acceptance by the Company of subscriptions for the purchase of Securities (excluding persons affiliated with the Company) with total purchase proceeds that equal or exceed the Pennsylvania Minimum Amount and the disbursement of the Escrow Account on the terms specified herein, and (iii) all funds held in the Escrow Account having been returned to the Pennsylvania Investors in accordance with the provisions hereof.

3. Identity of Subscribers.

The Company or the Selling Agent shall furnish to the Escrow Agent with each delivery of an Instrument of Payment, a list of the Subscribers who have paid for the Shares showing the name, address, tax identification number, amount of Shares subscribed for and the amount paid and deposited with the Escrow Agent. This information comprising the identity of Subscribers shall be provided to the Escrow

Agent on the List of Subscribers in the format set forth on Exhibit A to this Escrow Agreement. All Subscriber’s funds so deposited shall not be subject to any liens or charges by the Company, the Selling Agent or the Escrow Agent, or judgments or creditors’ claims against the Company, until released to the Company as provided herein. The Company understands and agrees that the Company shall not be entitled to any Subscriber’s funds on deposit in the Escrow Account and no such funds shall become the property of the Company except when released to the Company pursuant to this Escrow Agreement. The Company, the Selling Agent and the Escrow Agent will treat all Subscriber information as confidential. The Escrow Agent shall not be required to accept any funds from Subscribers that are not accompanied by the information on the List of Subscribers.

4. Rejected Subscriptions.

In the event the Escrow Agent receives written notice from the Company or the Selling Agent that the Company or Selling Agent has rejected a Subscriber’s subscription, the Escrow Agent shall pay to the applicable Subscriber, within 10 business days after receiving notice of the rejection, by first class United States mail at the address appearing on the List of Subscribers or at such other address or fed wire instructions as are furnished to the Escrow Agent by the Subscriber in writing, all collected sums paid by the Subscriber for Shares and received by the Escrow Agent, together with any interest earned thereon.

5. Term of Escrow.

Unless otherwise provided in this Escrow Agreement, final termination of this Escrow Agreement shall occur on the date that (a) all funds held in the Escrow Account are distributed either to the Company or to Subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account, (b) all funds held in the Escrow Account are distributed to a successor escrow agent upon written instructions from the Company, or (c) the Escrow Agent receives written notice from the Company or the Selling Agent that the Company terminated the Offering. After the termination of this Escrow Agreement, the Company and the Selling Agent shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective Subscribers.

6. Duty and Limitation on Liability of the Escrow Agent.

(a) The Escrow Agent’s rights and responsibilities shall be governed solely by this Escrow Agreement. Neither the Offering documents, nor any other agreement or document shall govern the Escrow Agent even if such other agreement or document is referred to herein, is deposited with, or is otherwise known to, the Escrow Agent.

(b) The Escrow Agent shall be under no duty to determine whether the Company or the Selling Agent is complying with the requirements of the Offering or applicable securities or other laws in tendering the Subscriber Funds to the Escrow Agent. The Escrow Agent shall not be responsible for, or be required to enforce, any of the terms or conditions of any Offering document or other agreement between the Company or the Selling Agent and any other party.

(c) The Escrow Agent may conclusively rely upon and shall be fully protected in acting upon any statement, certificate, notice, request, consent, order, opinion or advice of counsel or other document believed by it to be genuine and to have been signed or presented by the Company or the Selling Agent. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document. Upon or before the execution of this Escrow Agreement, the Company and the Selling Agent shall deliver to the Escrow Agent authorized signers’ lists in the form of Exhibit B and Exhibit B-1 to this Escrow Agreement. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Escrow Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto. The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Company and by the Selling Agent, acting jointly and severally, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Escrow Agreement.

(d) The Escrow Agent shall be under no obligation to institute and/or defend any action, suit or proceeding in connection with this Escrow Agreement unless first indemnified to its reasonable satisfaction.

(e) The Escrow Agent may consult outside counsel of its own choice with respect to any question arising under this Escrow Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon the advice of such counsel.

(f) The Escrow Agent shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of loss.

(g) The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any person by reason of this Escrow Agreement, except as otherwise explicitly set forth in this Escrow Agreement, and no implied duties, covenants or obligations, fiduciary or otherwise shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except as set forth in (f) above, the Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted in good faith and in the exercise of its own best judgment.

(h) In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, including any Subscriber, resulting in adverse or conflicting claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, with jurisdiction, and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Subscriber Funds, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

(i) In the event that any controversy should arise with respect to this Escrow Agreement, the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties.

(j) IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(k) The parties agree that the Escrow Agent had no role in the preparation of the Offering documents, has not reviewed any such documents, and makes no representations or warranties with respect to the information contained therein or omitted therefrom.

(l) The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering documents or the issuance, offering or sale of the Shares.

(m) The Escrow Agent shall have no duty or obligation to monitor the application and use of the Subscriber Funds once transferred to the Company, that being the sole obligation and responsibility of the Company.

7. Escrow Agent’s Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation relating to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees and expenses, occasioned by any delay, controversy, litigation or event, and the same shall be paid by the Company. The Company’s obligations under this Section 7 shall survive the resignation or removal of the Escrow Agent and the assignment or termination of this Escrow Agreement.

8. Investment of Subscriber Funds; Income Allocation and Reporting.

(a) The Escrow Agent shall invest the Subscriber Funds, including any and all interest and investment income, in accordance with the written instructions provided to the Escrow Agent and signed by the Company. In the absence of written investment instructions from the Company, the Escrow Agent shall deposit and invest the Subscriber Funds, including any and all interest and investment income, in UMB Money Market Special, a UMB Bank, N.A. money market deposit account. Any interest received by the Escrow Agent with respect to the Subscriber Funds, including reinvested interest shall become part of the Subscriber Funds, and shall be disbursed pursuant to this Escrow Agreement. The Company agrees that, for tax reporting purposes, all interest or other taxable income earned on the Subscriber Funds in any tax year shall be taxable to the Company. Notwithstanding anything herein to the contrary, funds in the Escrow Account may only be invested in “Short Term Investments” and in compliance with Rule 15c2-4 of the Exchange Act.

(b) The Escrow Agent shall be entitled to sell or redeem any such investments as the Escrow Agent deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

(c) At any time pursuant to this Escrow Agreement interest income earned on Subscriber Funds deposited in the Escrow Account (“Escrow Income”) is to be paid to a Subscriber, the Escrow Agent shall promptly provide directly to such Subscriber the amount of Escrow Income payable to such Subscriber; provided that the Escrow Agent is in possession of such Subscriber’s executed Internal Revenue Service (“IRS”) Form W-9. In the event an executed IRS Form W-9 is not received for each Subscriber the Escrow Agent shall remit an amount to the Subscribers in accordance with the provisions hereof, withholding the applicable percentage for backup withholding required by the Internal Revenue Code, as then in effect, from any Escrow Income attributable to those Subscribers for whom the Escrow Agent does not possess an executed IRS Form W-9. Escrow Income shall be remitted to Subscribers at the address provided by the Selling Agent or the Company to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon, and without any deductions for escrow expenses.

(d) The Company agrees to indemnify and hold the Escrow Agent harmless from and against any and all taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to the Subscriber Funds unless any such tax, addition for late payment, interest, penalties and other expenses shall be determined by a court of competent jurisdiction to have been primarily caused by the Escrow Agent’s gross negligence or willful misconduct. The terms of this paragraph shall survive the assignment or termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

9. Notices. All notices, requests, demands, and other communications under this Escrow Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile to the facsimile number given below, with written confirmation of receipt, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid, and properly addressed, return receipt requested, to the party as follows, provided, however, that notice to the Escrow Agent will be deemed give upon receipt by the Escrow Agent:

If to the Company:	MVP REIT II, Inc.
12730 High Bluff Drive, #110
San Diego, California 92130
Attn: Michael V. Shustek
Phone: (858) 369-7959
Facsimile: (858) 369-7958

If to Selling Agent:	MVP American Securities, LLC
8880 W. Sunset Road, Suite 232
Las Vegas, Nevada 89148
Attn: Shannon Haddow
Phone: (702) 534-5580
Facsimile: (702) 605-8141

If to Escrow Agent:	UMB Bank, N.A.
1010 Grand Blvd, 4th Floor
Kansas City, Missouri 64106
Attn: Lara Stevens, Corporate Trust & Escrow Services Dept.
Phone: (816) 860-3017
Facsimile: (816) 860-3029

Any party may change its address for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

10. Indemnification of Escrow Agent. The Company and the Selling Agent hereby jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such loss, liability, cost, damage or expense is finally determined by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of the Escrow Agent. The terms of this Section 10 shall survive the assignment or termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

11. Resignation. The Escrow Agent may resign upon 30 days’ advance written notice to the Company. If a successor escrow agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent or interplead the Subscriber Funds with such court, whereupon the Escrow Agent’s duties hereunder shall terminate.

12. Successors and Assigns. Except as otherwise provided in this Escrow Agreement, no party hereto shall assign this Escrow Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Escrow Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets in whole or in part, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

13. Governing Law; Jurisdiction. This Escrow Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Missouri, without giving effect to the principles of conflicts of laws thereof.

14. Severability. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect.

15. Amendments; Waivers. This Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Escrow Agreement, in any one or more instances, shall not be deemed to be, nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Escrow Agreement. The Company and the Selling Agent agree that any requested waiver, modification or amendment of this Escrow Agreement shall be consistent with the terms of the Offering.

16. Entire Agreement. This Escrow Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

17. References to Escrow Agent. Other than disclosures required to be disclosed in Offering documents, no printed or other matter in any language (including, without limitation, the Offering document, any supplement or amendment relating thereto, notices, reports and promotional material) which mentions the Escrow Agent’s name or the rights, powers or duties of the Escrow Agent shall be issued by the Company or the Selling Agent or on the Company’s or Selling Agent’s behalf unless the Escrow Agent shall first have given its specific written consent thereto.

18. Section Headings. The section headings in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.

19. Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

20. Electronic Transactions. The parties hereto agree that the transactions described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

21. Patriot Act Compliance; Tax Matters. Pursuant to the Subscription Agreement completed by Subscribers, the Company and the Selling Agent agree to provide the Escrow Agent completed Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) at the time of execution of this Escrow Agreement and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time. The parties hereto understand that if such Tax

Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement. The Company shall be treated as the owner of the Subscriber Funds for federal and state income tax purposes, and the Company will report all income, if any, that is earned on, or derived from, the Subscriber Funds as its income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed the day and year first set forth above.

MVP REIT II, INC.

/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer

MVP American Securities, LLC, as Selling Agent

/s/ Michael V. Shustek
Michael V. Shustek
Manager

UMB BANK, N.A., as Escrow Agent

/s/ Lara L. Stevens
Lara L. Stevens
Vice President

Signature Page to Escrow Agreement

EXHIBIT A

LIST OF SUBSCRIBERS

Pursuant to the Escrow Agreement dated September 22, 2015 by and between MVP REIT II, Inc. (the “Company”), MVP American Securities, LLC (the “Selling Agent”) and UMB Bank, N.A., as escrow agent (the “Escrow Agent”), the Company and the Selling Agent hereby certify that the following investors have paid money for the purchase of the Shares in the Company and the money has been deposited with the Escrow Agent:

1.	Name of Subscriber

Address

Tax Identification Number

Amount of Securities subscribed for

Amount of money paid and deposited with Escrow Agent

2.	Name of Subscriber

Address

Tax Identification Number

Amount of Securities subscribed for

Amount of money paid and deposited with Escrow Agent

MVP American Securities, LLC, as Selling Agent

By:

Its:

MVP REIT II, INC.

By:

Its:

EXHIBIT B

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Account Name: MVP REIT II, Inc. Subscription Escrow

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of MVP REIT II, Inc., and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of MVP REIT II, Inc.

Name/Title	Specimen Signature

EXHIBIT B-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Account Name: MVP REIT II, Inc. Subscription Escrow

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of MVP American Securities, LLC, and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of MVP American Securities, LLC.

Name/Title	Specimen Signature

EXHIBIT C

ESCROW AGENT FEE

Acceptance Fee
Review escrow agreement, establish account	$3,250
Engagement of Transfer Agent

Annual Fees
Annual Escrow Agent	$3,000

Transactional Fees
Outgoing Wire Transfer	$15 each
Overnight Delivery/Mailings	$16.50 each
IRS Tax Reporting	$25 per 1099
Daily BAI File to Transfer Agent	$2.50 per Business Day
Daily Wire Ripping to Transfer Agent	$10 per Business Day

Acceptance fee and first year Annual Escrow Agent fee will be payable at the initiation of the escrow. Thereafter, the Annual Escrow Agent fees will be billed in advance and Transactional Fees will be billed quarterly in arrears. Other fees and expenses will be billed as incurred.

Fees specified are for the regular, routine services contemplated by the Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all expenses related to the administration of the Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.

EXHIBIT D

[FORM OF NOTICE TO PENNSYLVANIA INVESTORS]

You have tendered a subscription to purchase shares of common stock of MVP REIT II, Inc. (the “Company”). Your subscription is currently being held in escrow. The guidelines of the Pennsylvania Securities Commission do not permit the Company to accept subscriptions from Pennsylvania residents until an aggregate of $25,000,000 of gross offering proceeds have been received by the Company. The Pennsylvania guidelines provide that until this minimum amount of offering proceeds is received by the Company, every 120 days during the offering period Pennsylvania Investors may request that their subscription be returned. If you wish to continue your subscription in escrow until the Pennsylvania minimum subscription amount is received, nothing further is required.

If you wish to terminate your subscription for the Company’s common stock and have your subscription returned please so indicate below, sign, date, and return to the Escrow Agent, UMB Bank, N.A. at 1010 Grand Blvd., 4th Floor, Mail Stop: 1020409, Kansas City, Missouri 64106, Attn: Lara Stevens, Corporate Trust & Escrow Services Dept.

I hereby terminate my prior subscription to purchase shares of common stock of the Company and request the return of my subscription funds. I certify to the Company that I am a resident of Pennsylvania.

Signature:

Name:
(please print)

Date:

Please send the subscription refund to: